Exhibit 99.1
Enphase Energy Reports Financial Results for the First Quarter of 2021
FREMONT, Calif., April 27, 2021 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy management technology company and the world’s leading supplier of microinverter-based solar-plus-storage systems, announced today financial results for the first quarter of 2021, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $301.8 million in the first quarter of 2021, along with 41.1% for non-GAAP gross margin. We shipped approximately 830 megawatts DC, or 2,452,765 microinverters. In addition, we acquired two companies to accelerate our digital transformation – Sofdesk, Inc., which provides solar design software to installers, and the Solar Design Services business of DIN Engineering Services, LLP, which provides permitting and proposal services to installers.
Financial highlights for the first quarter of 2021 are listed below.
•Revenue of $301.8 million
•Cash flow from operations of $75.8 million; ending cash balance of $1,489.0 million
•GAAP gross margin of 40.7%; non-GAAP gross margin of 41.1%
•GAAP operating income of $61.4 million; non-GAAP operating income of $80.2 million
•GAAP net income of $31.7 million, including a non-cash loss of $56.4 million on the partial settlement of convertible notes; non-GAAP net income of $78.7 million
•GAAP diluted earnings per share of $0.22; non-GAAP diluted earnings per share of $0.56
Our revenue and earnings for the first quarter of 2021 are provided below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data and percentages)

	GAAP			Non-GAAP
	Q1 2021	Q4 2020	Q1 2020*	Q1 2021	Q4 2020	Q1 2020*
Revenue	$301,754	$264,839	$205,545	$301,754	$264,839	$205,545
Gross margin	40.7%	46.0%	39.2%	41.1%	40.2%	39.5%
Operating expenses	$61,563	$42,824	$35,963	$43,699	$34,193	$28,508
Operating income	$61,386	$79,114	$44,712	$80,232	$72,356	$52,773
Net income	$31,698	$72,991	$68,936	$78,702	$71,342	$51,875
Basic EPS	$0.24	$0.57	$0.56	$0.60	$0.56	$0.42
Diluted EPS	$0.22	$0.50	$0.50	$0.56	$0.51	$0.38
* Revenue for the first quarter of 2020 of $205.5 million included approximately $44.5 million of safe harbor revenue.
Total revenue increased 14% compared to the fourth quarter of 2020 as we continued to experience strong worldwide demand for our solar and storage systems. We reported record quarterly revenue in the U.S., Europe, and Australia, despite normal seasonality in the first quarter. Our operations team did an excellent job of navigating component supply constraints to best service our customer demand, while improving inventory in the channel.

Our non-GAAP gross margin increased to 41.1% in the first quarter of 2021, from 40.2% in the fourth quarter of 2020, driven by disciplined pricing and cost management. Non-GAAP operating expenses increased to $43.7 million in the first quarter of 2021, compared to $34.2 million in the prior quarter, primarily due to increased investments in research and development, increased hiring, payroll tax associated with employee stock vesting, and the consolidation of Sofdesk operations in late January. Non-GAAP operating income was $80.2 million, compared to $72.4 million in the prior quarter.
We exited the first quarter of 2021 with $1,489.0 million in cash and generated $75.8 million in cash flow from operations. The cash balance includes net proceeds of approximately $1,189.4 million from the convertible notes issuance in March 2021 and is partially offset by $304.8 million paid in principal amounts for the partial repurchase and conversions of the convertible notes due 2024 and 2025. Inventory was $34.9 million at the end of the first quarter of 2021, compared to $41.8 million at the end of the fourth quarter of 2020. The sequential decrease in our inventory was driven by an increase in customer demand coupled with supply constraints.
We made good progress on the rollout of our Enphase Storage systems by reducing commissioning times. We introduced 24/7 global customer support and are pleased to resume in-person installer training, while also continuing our online certification. In addition, we recently expanded our Enphase Installer Network (EIN) in the Netherlands and Belgium, after successful launches in the U.S. and Australia. Our EIN installers can enjoy a variety of tools and services on Enphase’s digital platform to help make the sales and installation process faster and easier, while providing an exceptional experience to homeowners across the globe.
BUSINESS HIGHLIGHTS
On March 29, 2021, Enphase Energy announced that it entered into an agreement with Rubicon Energy to distribute Enphase IQ™ microinverters for grid-tied photovoltaic (PV) applications to residential and commercial installers in the fast-growing South African market. To cater to the higher power modules utilized in the region, Rubicon Energy will predominantly distribute Enphase IQ 7A™ microinverters to residential and commercial installers.
On April 1, 2021, Enphase Energy announced that it completed the previously announced acquisition of the Solar Design Services business of DIN Engineering Services LLP. Based in Noida, India, the business is a leading provider of outsourced proposal drawings and permit plan sets for residential solar installers in North America.
On April 7, 2021, Enphase Energy announced that it is now providing 24/7 support for installers and Enphase system owners globally across its phone, online chat, and email communications channels. Providing around-the-clock support builds on the commitment Enphase has made to delivering the industry’s best customer experience. In recent years, Enphase has introduced online chat support; the Enphase Community platform for direct engagement with other Enphase system owners; Enphase University, an advanced online learning platform; and rapid, remote microinverter activation and returns processing with the Service-on-the-Go tool.
On April 8, 2021, Enphase Energy announced that after successful launches of its Enphase Installer Network (EIN) in the U.S. and Australia in 2020, the Company has expanded EIN into the Netherlands and Belgium, with more European countries to follow during 2021. The EIN recognizes a network of trusted installers that deliver exceptional homeowner experiences using Enphase products and is designed to help Enphase installers grow their business with a range of innovative digital tools and exclusive benefits.
SECOND QUARTER 2021 FINANCIAL OUTLOOK
For the second quarter of 2021, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $300.0 million to $320.0 million
•GAAP gross margin to be within a range of 37.0% to 40.0%; non-GAAP gross margin to be within a range of 38.0% to 41.0%, excluding stock-based compensation expenses
•GAAP operating expenses to be within a range of $70.0 million to $73.0 million, including $17.0 million estimated for stock-based compensation expenses and acquisition related costs and amortization

•Non-GAAP operating expenses to be within a range of $53.0 million to $56.0 million, excluding $17.0 million estimated for stock-based compensation expenses and acquisition related costs and amortization. The non-GAAP estimates include increased investments in new products, software, and marketing and a $3.5 million accrual for deferred consideration from the acquisitions.
All guidance estimates for the second quarter of 2021 include operations of both Sofdesk and DIN’s Solar Design Services business for the entire quarter.
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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income and net income per share.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.
Tariff refunds. This item represents approved tariff refunds, and interest income earned on those refunds, by the U.S. Customs and Border Protection that qualify for the tariff exclusion on Chinese imported microinverter products that fit the dimensions and weight limits within a Section 301 Tariff exclusion under U.S. note 20(ss)(40) to subchapter III of chapter 99 of the Harmonized Tariff Schedule of the United States. Approved refunds relate to tariffs previously paid from September 24, 2018 to March 31, 2020 and are excluded from the non-GAAP measures as the refunds are non-recurring in nature for tariff costs incurred in the past and are not reflective of the Company’s ongoing financial performance.

Acquisition related expenses and amortization. This item represents expenses incurred related to the Company’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Company's ongoing financial performance.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for the Company except in the period the financing was secured and such amortization expense is not reflective of the Company’s ongoing financial performance.
Loss on partial settlement of convertible notes. This item is reflected in other income (expense), net and represents (i) the difference between the carrying value and the fair value of the settled convertible notes and (ii) the inducement loss for the difference between the value of the shares issued to settle the convertible notes and the value of the shares that would have been issued under the original conversion terms with respect to the repurchased Notes due 2025, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Change in fair value of derivatives. This item is reflected in other income (expense), net and represents changes in fair value of the conversion option in the convertible notes due 2025, as well as the convertible note hedge and warrant transactions, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to the Company’s GAAP tax provision or benefit to present the non-GAAP tax amount based on cash tax expense and reserves.
Free cash flow. This item represents net cash flows from operating activities plus deemed repayment of convertible notes attributable to accreted debt discount reported in operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its first quarter 2021 results and second quarter 2021 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 3396792. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant passcode 3396792, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to future financial performance, expense levels, liquidity sources, the capabilities, advantages, and performance of our technology and products, including the ability to simplify and reduce installation time, our business strategies and anticipated demand for our products, the capabilities and performance of our partners, and the impact to homeowners. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.

About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that manage solar generation, storage and communication on one intelligent platform. The Company revolutionized the solar industry with its microinverter-based technology and produces a fully integrated solar-plus-storage solution. Enphase has shipped more than 34 million microinverters, and approximately 1.5 million Enphase-based systems have been deployed in more than 130 countries. For more information, visit www.enphase.com.
Enphase Energy, Enphase, the E logo, IQ, IQ 7A, and other trademarks or service names are the trademarks of Enphase Energy, Inc.
Contact:
Adam Hinckley
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7354

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net revenues	$301,754	$264,839	$205,545
Cost of revenues (1)	178,805	142,901	124,870
Gross profit	122,949	121,938	80,675
Operating expenses:
Research and development	21,818	15,801	11,876
Sales and marketing	19,622	14,139	11,772
General and administrative	20,123	12,884	12,315
Total operating expenses	61,563	42,824	35,963
Income from operations	61,386	79,114	44,712
Other income (expense), net
Interest income	73	673	1,091
Interest expense	(7,329)	(5,901)	(3,155)
Other income (expense), net	573	503	(924)
Loss on partial settlement of convertible notes (2)	(56,369)	(3,037)	—
Change in fair value of derivatives (3)	—	—	15,344
Total other income (expense), net	(63,052)	(7,762)	12,356
Income (loss) before income taxes	(1,666)	71,352	57,068
Income tax benefit	33,364	1,639	11,868
Net income	$31,698	$72,991	$68,936
Net income per share:
Basic	$0.24	$0.57	$0.56
Diluted	$0.22	$0.50	$0.50
Shares used in per share calculation:
Basic	131,303	126,980	123,531
Diluted	146,442	145,990	138,104

(1)    We sought refunds totaling approximately $38.9 million plus $0.6 million accrued interest on tariffs previously paid from September 24, 2018 to March 31, 2020 for certain microinverters that qualify for the tariff exclusion on Chinese imported microinverter products that fit the dimensions and weight limits within a Section 301 Tariff exclusion under U.S. note 20(ss)(40) to subchapter III of chapter 99 of the Harmonized Tariff Schedule of the United States. The refund request was subject to review and approval by the U.S. Customs and Border Protection; therefore, we assessed the probable loss recovery in the three months ended December 31, 2020 was equal to the $16.5 million approved refund requests available to us. For the three months ended December 31, 2020, we have recorded $15.9 million as a reduction to cost of revenues and $0.6 million as interest income in our consolidated statements of operations as the approved refunds relate to paid tariffs previously recorded to cost of revenues. No tariff refunds were recorded as a reduction to cost of revenues in the three months ended March 31, 2021 and 2020.
(2)    Loss on partial settlement of convertible notes of $56.4 million for the three months ended March 31, 2021 primarily relates to the $9.5 million non-cash loss on partial settlement of $87.1 million aggregate principal amount of the Notes due 2024, $9.4 million non-cash loss on partial settlement of $217.7 million aggregate principal amount of the Notes due 2025 and $37.5 million non-cash inducement loss incurred on repurchase of Notes due 2025. Loss on partial settlement of convertible notes of $3.0 million for the three months ended December 31, 2020 is related to partial settlement of $43.9 million aggregate principal amount of the Notes due 2024.

(3)    Change in fair value of derivatives of $15.3 million for the three months ended March 31, 2020 represents changes in fair value of the conversion option in the Notes due 2025, as well as the convertible note hedge and warrant transactions. Initially, conversion of the Notes due 2025 would be settled solely in cash as a result of the Company not having the necessary number of authorized but unissued shares of its common stock available to settle the conversion option of the Notes due 2025 in shares; therefore, the conversion option, convertible note hedge and warrant transactions were classified as derivatives that required marked-to-market accounting. On May 20, 2020, at the Company’s annual meeting of stockholders, the stockholders approved an amendment to its certificate of incorporation to increase the number of authorized shares of the Company’s common stock. As a result, the Company is now able to settle the Notes due 2025, convertible notes hedge and warrants through payment or delivery, as the case may be, of cash, shares of its common stock or a combination thereof, at the Company’s election. Accordingly, on May 20, 2020, the conversion option, convertible note hedge and warrant transactions were remeasured at fair value and were then reclassified to additional paid-in-capital in the condensed consolidated balance sheet in the second quarter of 2020 and are no longer remeasured as long as they continue to meet the conditions for equity classification.

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,489,010	$679,379
Accounts receivable, net	236,090	182,165
Inventory	34,876	41,764
Prepaid expenses and other assets	31,386	29,756
Total current assets	1,791,362	933,064
Property and equipment, net	53,648	42,985
Operating lease, right of use asset, net	16,688	17,683
Intangible assets, net	47,917	28,808
Goodwill	61,038	24,783
Other assets	91,315	59,875
Deferred tax assets, net	132,231	92,904
Total assets	$2,194,199	$1,200,102
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,524	$72,609
Accrued liabilities	115,172	76,542
Deferred revenues, current	49,118	47,665
Warranty obligations, current	14,303	11,260
Debt, current	84,356	325,967
Total current liabilities	344,473	534,043
Long-term liabilities:
Deferred revenues, noncurrent	142,985	125,473
Warranty obligations, noncurrent	40,250	34,653
Other liabilities	15,777	17,042
Debt, noncurrent	917,873	4,898
Total liabilities	1,461,358	716,109
Total stockholders’ equity	732,841	483,993
Total liabilities and stockholders’ equity	$2,194,199	$1,200,102

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Cash flows from operating activities:
Net income	$31,698	$72,991	$68,936
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,558	5,353	3,844
Provision for doubtful accounts	14	171	104
Loss on partial settlement of convertibles notes	56,369	3,037	—
Deemed repayment of convertible notes attributable to accreted debt discount	(15,579)	(3,132)	—
Non-cash interest expense	7,156	5,309	2,722
Change in fair value of debt security	(1,437)	—	—
Stock-based compensation	14,844	8,289	7,515
Change in fair value of derivatives	—	—	(15,344)
Deferred income taxes	(35,367)	(2,610)	(12,500)
Changes in operating assets and liabilities:
Accounts receivable	(53,719)	(57,854)	49,637
Inventory	6,888	(4,229)	(2,560)
Prepaid expenses and other assets	(5,040)	(4,185)	(5,009)
Accounts payable, accrued and other liabilities	36,376	44,895	(22,066)
Warranty obligations	8,640	2,134	403
Deferred revenues	19,440	14,011	(36,460)
Net cash provided by operating activities	75,841	84,180	39,222
Cash flows from investing activities:
Purchases of property and equipment	(9,940)	(8,851)	(3,353)
Investment in a private company	(25,000)	(5,010)	—
Business acquisitions, net of cash acquired	(55,239)	—	—
Net cash used in investing activities	(90,179)	(13,861)	(3,353)
Cash flows from financing activities:
Issuance of convertible notes, net of issuance costs	1,189,388	—	313,011
Purchase of convertible note hedges	(286,235)	—	(89,056)
Sale of warrants	220,800	—	71,552
Principal payments and financing fees on debt	(1,078)	(306)	(1,148)
Partial repurchase of convertible notes	(289,233)	(40,728)	—
Proceeds from exercise of equity awards and employee stock purchase plan	214	3,687	1,979
Payment of withholding taxes related to net share settlement of equity awards	(9,185)	(16,288)	(34,267)
Net cash provided by financing activities	824,671	(53,635)	262,071
Effect of exchange rate changes on cash and cash equivalents	(702)	903	(205)
Net increase in cash, cash equivalents and restricted cash	809,631	17,587	297,735
Cash, cash equivalents and restricted cash—Beginning of period	679,379	661,792	296,109
Cash. cash equivalents and restricted cash—End of period	$1,489,010	$679,379	$593,844

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Gross profit (GAAP)	$122,949	$121,938	$80,675
Stock-based compensation	982	522	606
Tariff refunds	—	(15,911)	—
Gross profit (Non-GAAP)	$123,931	$106,549	$81,281

Gross margin (GAAP)	40.7%	46.0%	39.2%
Stock-based compensation	0.4%	0.2%	0.3%
Tariff refunds	—%	(6.0)%	—%
Gross margin (Non-GAAP)	41.1%	40.2%	39.5%

Operating expenses (GAAP)	$61,563	$42,824	$35,963
Stock-based compensation (1)	(13,862)	(7,767)	(6,909)
Acquisition related expenses and amortization	(4,002)	(864)	(546)
Operating expenses (Non-GAAP)	$43,699	$34,193	$28,508

(1) Includes stock-based compensation as follows:
Research and development	$5,749	$3,271	$1,919
Sales and marketing	3,537	2,044	1,942
General and administrative	4,576	2,452	3,048
Total	$13,862	$7,767	$6,909

Income from operations (GAAP)	$61,386	$79,114	$44,712
Stock-based compensation	14,844	8,289	7,515
Tariff refunds	—	(15,911)	—
Acquisition related expenses and amortization	4,002	864	546
Income from operations (Non-GAAP)	$80,232	$72,356	$52,773

Net income (GAAP)	$31,698	$72,991	$68,936
Stock-based compensation	14,844	8,289	7,515
Tariff refunds	—	(16,538)	—
Acquisition related expenses and amortization	4,002	864	546
Non-cash interest expense	7,156	5,309	2,722
Loss on partial settlement of convertible notes	56,369	3,037	—
Change in fair value of derivatives	—	—	(15,344)
Non-GAAP income tax adjustment	(35,367)	(2,610)	(12,500)
Net income (Non-GAAP)	$78,702	$71,342	$51,875

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020

Net income per share, basic (GAAP)	$0.24	$0.57	$0.56
Stock-based compensation	0.11	0.07	0.06
Tariff refunds	—	(0.13)	—
Acquisition related expenses and amortization	0.03	0.01	—
Non-cash interest expense	0.05	0.04	0.02
Loss on partial settlement of convertible notes	0.43	0.02	—
Change in fair value of derivatives	—	—	(0.12)
Non-GAAP income tax adjustment	(0.26)	(0.02)	(0.10)
Net income per share, basic (Non-GAAP)	$0.60	$0.56	$0.42

Shares used in basic per share calculation GAAP and Non-GAAP	131,303	126,980	123,531

Net income per share, diluted (GAAP)	$0.22	$0.50	$0.50
Stock-based compensation	0.11	0.07	0.06
Tariff refunds	—	(0.12)	—
Acquisition related expenses and amortization	0.03	0.01	—
Non-cash interest expense	0.05	0.04	0.02
Loss on partial settlement of convertible notes	0.40	0.02	—
Change in fair value of derivatives	—	—	(0.11)
Non-GAAP income tax adjustment	(0.25)	(0.01)	(0.09)
Net income per share, diluted (Non-GAAP) (2)	$0.56	$0.51	$0.38

Shares used in diluted per share calculation GAAP	146,442	145,990	138,104
Shares used in per share calculation Non-GAAP (3)	141,746	139,527	135,168

Net cash provided by operating activities (GAAP)	$75,841	$84,180	$39,222
Purchases of property and equipment	(9,940)	(8,851)	(3,353)
Deemed repayment of convertible notes due 2024 and notes due 2025 attributable to accreted debt discount	15,579	3,132	—
Free cash flow (Non-GAAP)	$81,480	$78,461	$35,869

(2)    Calculation of non-GAAP diluted net income per share for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020 excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income.
(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where the Company has GAAP net income. The Company excluded the in-the-money portion of convertible notes due 2024 totaling 2,984 thousand shares, 5,063 thousand shares and 2,936 thousand shares in the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively, from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2024. The Company excluded the in-the-money portion of convertible notes due 2025 totaling 1,713 thousand shares and 1,401 thousand shares in the three months ended March 31, 2021 and December 31, 2020, respectively, from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2025.